       **CERTAIN CONFIDENTIAL MATERIAL CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO 17 C.F.R SUBSECTIONS 200.80(B)(4), 200.83, 230.406 AND 240.24B-2**

        [*] INDICATES TEXT WHICH HAS BEEN REDACTED


                     LICENSE AGREEMENT


       THIS LICENSE AGREEMENT ("Agreement") is made and entered into effective as of March 31, 1997, between FAROUDJA LABORATORIES, INC., a California corporation, having its principal place of business at 750 Palomar Avenue, Sunnyvale, California 94086 ("Licensor"), and S3 INCORPORATED, a Delaware corporation, having its principal place of business at 2801 Mission College Boulevard, Santa Clara, California 95054 ("Licensee" or "S3").

                         RECITALS

       A. A glossary of certain of the initially capitalized terms used in this Agreement and other terms defined for purposes of this Agreement is set forth on Exhibit A attached to this Agreement.

       B. Licensor and Licensee wish to cooperate to establish high quality brand Video Display and Enhancement Integrated Circuits for use in PC, Non-MS and Consumer Electronics systems.

       C. Licensor holds rights to the Licensed Technology.

       D. Licensee desires to secure the right and license to use the Licensed Technology in connection with the design, manufacture, advertisement, promotion, distribution and sale of Licensee Products.

       E. Licensor is willing to grant Licensee a license on the terms and conditions set forth in this Agreement.

       F. Licensor and Licensee desire to enter into a long term relationship for their mutual benefit.

       NOW, THEREFORE, the parties agree as follows:

                         AGREEMENT

1.  LICENSE

       1.1 GRANT. For the term of this Agreement and subject to the other terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, royalty-bearing license under Licensor's Intellectual Property Rights to use the Licensed Technology solely on or in connection with the design, manufacture, advertisement, promotion, distribution and sale of Licensee Products. The Licensed Technology may not be used in connection with the design, manufacture, advertisement, promotion, distribution or sale of any product or service other than Licensee Products for the PC, Consumer Electronics and Non-MS markets as more fully set forth on Schedule 1.1-A.
The license granted under this Section 1.1 shall be exclusive as to the Category I Technology with respect to certain uses, non-exclusive as to the Category I Technology with respect to certain uses, semi-exclusive as to the Category II Technology with respect to certain uses, and non-exclusive as to the Category II Technology with respect to certain uses, all as set forth in
Schedule 1.1-A. The license granted hereunder extends to such subsidiaries of S3 as to which, and only so long as, S3 owns a majority of the capital stock entitled to elect the board of directors thereof and as to which S3 has the ability to control the management and the conduct of business of such subsidiaries ("Majority Owned Subsidiary"), which subsidiaries are set forth on Schedule 1.1-B. In any event, any such subsidiaries and S3 shall be deemed parties hereto, in privity of contract with Licensor hereunder, intended third party beneficiaries of this Agreement, and S3 and such subsidiaries shall be jointly and severally liable for all obligations of S3 and such subsidiaries hereunder. In the event of any claim against any such subsidiary under this Agreement, Licensor agrees to make such claim first against S3 or the specific subsidiary alleged to be in violation of the Agreement or both before making any claims against other subsidiaries of S3. S3 agrees to promptly cause each such subsidiary to sign a counterpart signature page to this Agreement reconfirming that it is bound by the terms and conditions of this Agreement. S3 may request from time to time that Licensor consent to the addition of majority-owned subsidiaries to Schedule 1.1-B, and Licensor shall consider the addition of such subsidiaries as licensees hereunder in its reasonable commercial judgment. For purposes of this Agreement, "Licensee" shall be deemed to include subsidiaries listed in
Schedule 1.1-B pursuant to this Section. S3 shall immediately notify Licensor if any such subsidiary no longer is a Majority Owned Subsidiary and Licensor shall have the right to review the status of such subsidiary and terminate the grant of license under this Section 1.1 to such subsidiary. Upon any such termination, all rights of such subsidiary in and to technology under Section 7.2 shall revert to S3.

       1.2 NO SUBLICENSING RIGHTS; LIMITED DISCLOSURE RIGHTS. Licensee shall not have the right to sublicense any of the rights or licenses granted
to Licensee under this Agreement.   Licensee may disclose the Licensed
Technology in connection with the design, manufacture or provision of any products or service in connection with the: (a) manufacturing of Licensee Products for Licensee performed by subcontractors of Licensee; and (b) design by subcontractors of Licensee of Licensee Products that include all or a part of the Licensed Technology; provided that any such disclosure shall be of only such of the Licensed Technology as is necessary to the manufacturing or design services to be performed and shall be pursuant to confidentiality agreements between Licensee and such subcontractors which contain provisions regarding the limited and secure use and storage of the Licensed Technology at least as restrictive and stringent as those in this Agreement and shall be in a form reasonably satisfactory to Licensor, which form may be submitted to Licensor for pre-approval.

       1.3 RELATIONSHIP OF PARTIES. The relationship between Licensor and Licensee is that of licensor and licensee of intellectual property rights. In its capacity as licensee, Licensee shall be acting only as an independent contractor, and not as a partner, co-venturer, agent, employee or representative of Licensor.

       1.4 OTHER PRODUCTS AND TECHNOLOGY. Licensee acknowledges that under this Agreement it has no right or license to any technology or intellectual property of Licensor other than the Licensed Technology, and the Licensed Technology expressly excludes Licensor's [*], [*] and [*] technologies. In addition to Licensee rights under Section 7, Licensor and Licensee agree to conduct discussions from time to time for the purpose of considering on a technology-by-technology or product-by-product basis additional products or technology which may be included hereunder or otherwise employ the Licensed Technology on terms which Licensor and Licensee determine to be mutually acceptable.

2.  TERM

       2.1 TERM. The term of this Agreement shall commence on the date of this Agreement and shall continue until the Expiration Date, unless sooner terminated in accordance with this Agreement or unless extended by the mutual written agreement of the parties (the "Term").

       2.2 EFFECT OF TERMINATION OR EXPIRATION. Prior to the Expiration Date and so long as this Agreement has not been sooner terminated in accordance with its terms, Licensor and Licensee shall enter into discussions for the purpose of extending or renewing the Term upon mutually acceptable terms and conditions which are within the same general framework of this Agreement. In the event no agreement is reached by Licensor and Licensee as to such extension or renewal, then Licensor and Licensee shall enter into a new license agreement for the license of the Licensed Technology to Licensee on a non-exclusive and most-favored customer basis. Subject to the foregoing sentence and in addition to the provisions of Section 10.3, upon the termination or expiration of this Agreement, all license rights of Licensee shall terminate other than the right to retain and use the Licensed Technology and Marks solely for the purpose of: (a) supporting the installed base of Licensee Products; (b) filling any accepted purchase orders which are not subject to cancellation for Licensee Products; (c) selling Licensee Products developed as of such date until such time as Licensee discontinues such products, but in any event not longer than two (2) years following the date of termination; and (d) producing and selling such additional inventory, if any, as may be required for Licensee to recoup any and all pre-paid License Fees. Licensee shall otherwise cease manufacture and distribution of Licensee Products and, at Licensor's direction, Licensee shall return or destroy all copies of the Licensed Technology other than as permitted to be retained pursuant to this Section 2.2.

       2.3 RENEWAL OF TERM. The Term shall be renewed for successive periods of one (1) year unless voluntarily terminated by either Licensor or Licensee at the end of the initial Term or any renewal Term by providing to the other party written notice of non-renewal of the Term at least 90 days prior to the expiration of the initial or any renewal Term.

3.  MANUFACTURING

       3.1 ACKNOWLEDGMENT OF STANDARDS AND GOODWILL. Licensee acknowledges that Licensor has made a substantial investment in developing and fostering an image and reputation of high quality, design, prestige and integrity and that the Licensed Technology is associated with products of consistently high quality and design.

       3.2 MANUFACTURING SPECIFICATIONS. Licensee shall manufacture all of the Licensee Products that include the Licensed Technology consistent with standards of high quality and design, and Licensee shall exercise its commercially reasonable efforts to consult and cooperate with Licensor at all times in connection with the manufacture of such Licensee Products. In that regard, as early as possible, and in any event prior to the commencement of distribution of each Licensee Product, Licensee shall provide to Licensor pre-distribution versions of each Licensee Product. Licensee agrees that Licensor shall have the right to test and evaluate all Licensee Products which use Licensed Technology to confirm that such Licensee Products conform to the specifications to be developed by Licensee and Licensor pursuant to
Section 5.2 hereof. In the event that Licensor determines that any such Licensee Products do not meet such specifications, Licensor shall immediately notify Licensee thereof and Licensee shall use all commercially reasonable efforts to modify such Licensee Products to meet such specifications.

4.  DUTIES OF LICENSEE

       4.1 MARKETING AND PROMOTION. In addition to the advertising and public relations requirements set forth in Section 9, Licensee shall exercise its commercially reasonable efforts to market, promote and sell the Licensee Products that include the Licensed Technology and to meet the demand for the Licensee Products which include Licensed Technology. All such Licensee Products, packaging, literature, advertising and promotional materials shall include the appropriate Mark and other intellectual property rights notice as may designated by Licensor; provided that unless Licensee otherwise agrees, such Mark shall be the same Mark that Licensor uses or authorizes others to use to identify products that perform similar functions or that include technology similar to the Licensed Technology. Licensee shall use its commercially reasonable efforts to assist Licensor in the joint marketing and promotion to [*] of the Licensed Technology consisting of Category I Technology [*].

       4.2 COMPETING PRODUCTS. During such portion of the Term as Licensee holds an exclusive license to any portion of the Licensed Technology, Licensee shall not, nor shall it permit any of its principals, subsidiaries, or affiliates to engage in the marketing, promotion, sale, distribution, design, development or sourcing or manufacturing of any Video Display and Enhancement Integrated Circuit for use in the PC market other than in cooperation with Licensor and, with respect to use in markets other than the PC market, Licensee shall first request Licensor to license Licensor's technology to Licensee on mutually agreeable terms and cooperate with Licensee and if Licensor declines then Licensee may work with third parties with respect to such markets; provided that the foregoing shall not prohibit Licensee from developing in-house its own Video Display and Enhancement Integrated Circuits or from meeting with other holders of video technology for the purpose of confirming that Licensee's leadership in its industry is maintained. In addition, during the Term Licensee shall use commercially best efforts to: (a) prevent its distributors purchasing Licensee Products that contain Licensed Technology directly from Licensee from selling or distributing such Licensee Products into market segments reserved to Licensor under this Agreement; and (b) avoid promotion, marketing or advertising of any Licensee Product or other product as a substitute for, or as competitive with, any product of Licensor for distribution or sale into any market or for any use not permitted Licensee hereunder.

       4.3 RECORDS AND INSPECTIONS. Licensee shall maintain and retain complete, clear and accurate records regarding the distribution of all Licensee Products that include Licensed Technology, and shall retain such records for a period of at least one (1) year after payment of License Fees with respect to such Licensee Product. Licensor shall have the right to an inspection and audit of all accounting and sales books and records of Licensee relevant to the calculation of License Fees under Section 6 below conducted by an independent audit professional selected and paid by Licensor no more than once every twelve (12) months during regular business hours at Licensee's offices, on at least ten (10) days notice and in such a manner which will not interfere with the conduct of Licensee's business. Licensee shall cooperate fully with Licensor's representatives during such audits by rendering such assistance as may be reasonably requested. If any such audit discloses underpayment of ten percent (10%) or more of amounts due hereunder, Licensee shall bear all of the reasonable costs of the audit. Licensee's obligations and Licensor's audit rights under this Section shall survive the expiration or termination of this Agreement and shall terminate on the date which is one

(1) year after the date of termination or expiration of this Agreement or any renewal or extension hereof.

       4.4 COMPLIANCE WITH LAW. Licensee shall comply with all applicable laws and regulations respecting the design, development, manufacture, advertising, promotion and distribution of the Licensee Products that included Licensed Technology and the use of the Licensed Technology.

5.  DUTIES OF LICENSOR

       5.1 PRODUCT DEVELOPMENT. Licensor shall continue its Development Work with respect to the Licensed Technology to effect the delivery of the Licensed Technology and the integration of the Licensed Technology into the Licensee Products in accordance with Section 5.2. Any and all reasonable costs and expenses incurred by Licensor in connection with such Development Work that are unique to Licensee shall be reimbursed by Licensee to Licensor on a quarterly basis, payable with the License Fee payments, provided that the same shall have been pre-approved by Licensee. In addition, Licensor shall continue to meet with such [*] industry companies as it deems appropriate to ensure that product leadership is maintained with respect to the Licensed Technology in the [*] market, and Licensor may develop, manufacture and sell its own Video Display and Enhancement Integrated Circuits. If Licensor becomes aware of an opportunity for the sale of Video Display and Enhancement Circuits in the [*] market not otherwise addressed by this Agreement, Licensor will inform Licensee of such opportunity and Licensor and Licensee will discuss in good faith the terms and conditions of cooperation for the mutual exploitation of such opportunity. Licensor agrees that during that portion of the Term during which Licensee holds an exclusive license hereunder, Licensor will not distribute products containing Licensed Technology combined with 3D Graphics Technology in a single integrated circuit for sale in the [*] market. Subject to the foregoing terms of this
Section 5.1, nothing contained in this Agreement shall restrict Licensor's right to develop and sell its own Video Display and Enhancement Integrated Circuits.

       5.2 PRODUCT SUPPORT. Licensor shall use commercially reasonable efforts to assist Licensee in the integration of the Licensed Technology into Licensee Products, including generation of C++ models and macro block synthesis, and Licensor shall use commercially reasonable efforts to cooperate and work jointly with Licensee in defining specifications of the video processing functions of the Licensed Technology to be integrated in the Licensee Products.

       5.3  APPLICATION SUPPORT.  Licensor shall provide Licensee up to eight
(8) man hours per week of technical applications support during the Term for the purpose of solving potential applications problems via telephone calls, facsimile transmission and electronic mail at numbers and addresses established by Licensor and at on-site meetings at Licensee premises, as necessary. Licensee shall notify Licensor of any restrictions or limitation as to the number and identity of employees of Licensee as are authorized by Licensee to use such support services.
Licensor agrees that it will evaluate all Licensee Products that include Licensed Technology at Licensor's lab and provide a summary report to Licensee of the result of such evaluation.

6.  LICENSE FEES AND OTHER PAYMENTS

       6.1 MINIMUM LICENSE FEE PAYMENTS. As a pre-paid, non-refundable License Fee payment, on the date of execution hereof and, so long as Licensee holds an exclusive license hereunder as to any of the Licensed Technology, within [*] of the end of each succeeding calendar quarter during the Term and on the Expiration Date (if any amount of Minimum License Fee shall then be unpaid for the quarter during which the Expiration Date occurs), Licensee shall pay to Licensor [*] of the Minimum Annual License Fee payment as set forth in Annex VI and as further described in such annex, including the illustrative examples set forth in such annex.

       6.2 LICENSE FEES. Licensee shall pay Licensor, in arrears on or before forty-five (45) days after the end of each calendar quarter of the Term, a License Fee calculated as provided in Annex II, to the extent that on a quarterly basis, such License Fees exceed the then current balance of the Minimum License Fees paid in accordance with Section 6.1 above.

       6.3 EXCEPTIONS. No License Fees shall be payable by Licensee for the following Licensee Products: (a) a reasonable number of units used for promotional, demonstration, other marketing or internal purposes by Licensee;
(b) damaged or returned and which Licensee nets against Licensee Products shipped; or (c) provided at no or nominal charge as replacement products for damaged or returned Licensee Product which Licensee has not netted against units shipped.

       6.4 INTERCOMPANY TRANSACTIONS. The License Fee, Gross Profit Margin, Cost of Goods Sold and other financial calculations relating to amounts payable to Licensor under this Agreement shall be determined for Licensee and the subsidiaries listed on Schedule 1.1-B on a consolidated basis without taking into account any intercompany transactions (e.g., Average Selling Price will be calculated on the basis of sales in non-intercompany transactions and the Cost of Goods Sold will not be affected by intercompany transactions), it being the intent of the parties that Licensee and such subsidiaries not intentionally or inadvertently understate amounts that would otherwise be payable to Licensor under this Agreement because of intercompany or related party transactions.

       6.5  PAYMENTS.

          6.5.1 The License Fee and Minimum License Fees shall be due and payable to Licensor by Licensee on the dates and in the amounts as set forth in this Section 6 above.

          6.5.2 Concurrent with each such payment, Licensee shall provide to Licensor a written statement of the License Fee amount that is certified by Licensee's Chief Financial Officer to be correct together with a good faith, non-binding projection of the License Fee amount which Licensee forecasts will be payable with respect to the next quarter. Licensee will make available to Licensor, for review by an independent certified public accountant at Licensee's offices only no more than once per quarter and upon reasonable notice and at a mutually reasonably acceptable time, a detailed accounting of the calculation of the License Fee, including, without limitation, the aggregate number of sales of all Licensee Products that included Licensed Technology during the quarter, broken down by category. This statement shall also provide an accounting of the [*] and [*] for all sales of Licensee Products that included Licensed Technology, all advertising and promotional expenditures by Licensee, and all Licensee Products described in Section 6.3. Because of the highly confidential nature of the statement available for review at Licensee's offices, the reviewer may not copy or remove such statement from Licensee's offices. In the event that the certified statement issued for the end of a fiscal year shall amend, modify, correct or otherwise restate any prior quarter's License Fee calculation, then the License Fee payable with respect to the fiscal year end shall be adjusted, and, if necessary, subsequent License Fee payment amounts shall be credited to adjust for such restatement.

          6.5.3 All payments required under this Agreement shall be in U.S. dollars, and made payable to the order of "FAROUDJA LABORATORIES, INC.", or in such other currency, time, Licensor location or manner as Licensor shall specify; provided that Licensee shall have no obligation with respect to withholding or other taxes under Section 6.6 hereof in the event that Licensor specifies that payments shall be made from or to any jurisdiction other than the United States.

          6.5.4 If Licensee fails to pay (by direct deposit for Licensor's account, duly delivered check or confirmed wire delivery of funds) any payment due under this Agreement on or before the due date thereof, then the delinquent amount shall be subject to a late charge equal one and one-half percent (1.5%) per month from the due date until paid. If this late charge exceeds the maximum rate allowable by law, then the late charge shall accrue at the maximum rate allowable by law.

          6.5.5 Acceptance by Licensor of any payments under this Agreement shall not prevent Licensor at any later date from disputing the amount owed or from demanding more information from Licensee regarding payments finally due, and such acceptance of any payment by Licensor shall not constitute a waiver of any breach of any term or provision of this Agreement by Licensee if any such breach shall have occurred.

       6.6 TAXES. In addition to any other payments due under this Agreement, Licensee shall pay, and hereby agrees to indemnify and hold Licensor harmless from, any sales, use, excise, import or export, value-added or similar tax or duty not based on Licensor's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all government permit fees, license fees and customs and similar fees levied on the delivery of any services or the Licensed Technology to Licensee (collectively, "Taxes"). All payments due under this Agreement shall be made without any deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law of any relevant government revenue authority then in effect. If Licensee is required to deduct or withhold any Taxes other than in connection with any failure by Licensor to make payment of any Taxes, Licensee will promptly notify Licensor of the requirement, pay the required amount to the relevant governmental authority, provide Licensor with an official receipt or certified copy or other documentation acceptable to Licensor evidencing the payment, and gross-up the payments subject to any such deduction or withholding and pay to Licensor, in addition to the payment to which Licensor is otherwise entitled under this Agreement, such additional amount as is necessary to insure that the net amount actually received by Licensor after any such deduction or withholding equals the full amount Licensor would have received had no such deduction or withholding been imposed. In the event that Licensor receives any allowable or actual financial benefit from any Taxes so paid by Licensee such that, together with the grossed-up payment amount paid by Licensee, Licensor receives, or is entitled to receive, more than the full amount Licensor would have received had no such deduction or withholding been imposed, then Licensor shall promptly refund to Licensee any such excess, or at Licensee's option, apply such excess to future license fees. In the event that Licensor notifies Licensee that Licensor will not receive any allowable or actual financial benefit from the deduction or withholding of any Taxes, Licensor will make available to Licensee, for review, at Licensee expense, by an independent certified public accountant at Licensor's office, no more than once per year and upon reasonable notice at a mutually reasonably acceptable time, the relevant Licensor tax returns (if any) and the related documents so as to establish the propriety on the non-receipt of the benefit. As a result of such audit, should a benefit be discovered that was not taken by Licensor, to the extent agreed by Licensor or its tax accountants, Licensor shall promptly refund to Licensee any such excess or, at Licensee's option, apply such excess to future license fees.
If Licensor does not agree with the findings of Licensee's auditor, then Licensee may refer such matter to arbitration in accordance with Section 13.7 below. Any information disclosed to such independent certified public accountants in the course of any such audit shall be treated as confidential and may be disclosed to Licensee only to the extent necessary to explain the benefit discovered by the audit.

       6.7  FAVORED CUSTOMER PRICING.

          6.7.1 WHILE LICENSEE HOLDS EXCLUSIVE RIGHTS. During such of the Term as Licensee holds an exclusive license to Category I Technology, Licensor agrees that it will not offer to license to any third party, with a right to sell into or otherwise supply [*] industry, the Category II Technology on Economic Terms more favorable than those then in effect between Licensor and Licensee with respect to substantially the same Category II Technology and volumes.

          6.7.2 WHILE LICENSEE DOES NOT HOLD EXCLUSIVE RIGHTS. During such of the Term as Licensee does not hold an exclusive license as to Category I Technology, Licensor shall offer to enter into with Licensee a license agreement on the same Economic Terms with respect to any Licensed Technology as entered into by Licensor with any similarly situated third-party licensee within ten (10) days after the date that Licensor enters into such agreement with such third party. Licensee may, within thirty (30) days after receipt of such an offer from Licensor, notify Licensor that Licensee desires to substitute each and every Economic Term granted to such licensee for all (but not less than all) of the Economic Terms of this Agreement. If Licensee elects to substitute the Economic Terms of any such agreement for the Economic Terms of this Agreement, the substituted Economic Terms shall become effective on the first day of the subsequent calendar quarter as to the applicable Licensed Technology subject to Licensor and Licensee entering into an amendment to this Agreement evidencing the new Economic Terms.

7.  OWNERSHIP OF THE INTELLECTUAL PROPERTY RIGHTS; CONFIDENTIAL INFORMATION

       7.1 LICENSOR OWNERSHIP. Licensee acknowledges that (i) nothing contained in this Agreement shall give to Licensee any right, title or interest in the Intellectual Property Rights, other than the express license granted in Section 1.1 of this Agreement and the rights (which are subject to such license) granted under Sections 7.2 and 7.3, and (ii) Licensee's use of the Intellectual Property Rights shall inure only to the benefit of Licensee and sublicensees permitted hereunder, if any.

       7.2 OWNERSHIP BY LICENSEE. Licensee owns all intellectual property rights in and to Licensee's design and implementation of the Licensed Technology in Licensee Products, including but not limited to all VHDL code that embodies such design; provided that Licensee's right to use and transfer such rights are subject to the Licensor's rights in the Licensed Technology and this Agreement and Licensee's rights in the Licensed Technology as provided in this Agreement.

       7.3  INVENTIONS AND ENHANCEMENTS.

          7.3.1 OWNERSHIP. Any Enhancement or Invention jointly conceived or developed during the Term by the employees, representatives or agents of both Licensor and Licensee shall be jointly owned by Licensor and Licensee with each holding an undivided fifty percent (50%) ownership interest. Any Invention or Enhancement made during the Term independently by or for Licensor or Licensee shall be owned solely by Licensor or Licensee, respectively. With respect to jointly owned Inventions and jointly owned
Enhancements: (a) the parties shall agree on a case-by-case basis which party will file United States and foreign patent applications and other filings, recordation or registrations, if any; (b) the parties shall share equally the reasonable cost of all mutually agreed upon patent applications and other filings, recordation or registrations; (c) each party shall provide to the other party, at no charge, copies of all designs, specifications, samples and prototypes constituting such jointly owned Inventions or jointly owned Enhancements, and of all licenses thereof or infringement claims, actions or proceeding relating thereto as soon as possible and no later than thirty (30) days after the development or occurrence thereof; and (d) each party shall bear all cost of enforcement and defense of its rights and interests in and to the jointly owned rights.

          7.3.2  UTILIZATION OF INVENTIONS AND ENHANCEMENTS.

                 (a) With respect to jointly owned Inventions, the parties shall negotiate in good faith the terms and conditions under which each shall be entitled to license and otherwise exploit its interest during the Term and thereafter.

                 (b) With respect to jointly owned Enhancements: (i) during the Term and only during the Term, Licensee shall have the right, for no additional fees or royalties, to utilize such Enhancements pursuant and subject to the terms of this Agreement (e.g., Licensee shall have the right to utilize Enhancements to Category I Technology in the same manner as Licensee is entitled to utilize Category I Technology under this Agreement); and (ii) Licensor shall have a perpetual, worldwide, royalty free license to exploit and use the jointly owned Enhancements during the Term, subject to the terms of this Agreement and to Licensee's rights and licenses with respect to the applicable Category of Technology (including as set forth in Section 1.1 and 5.1 above), and at all times thereafter.

                 (c) With respect to Enhancements developed during the Term and owned by Licensor, Licensee shall have the rights described in clause (i) of subsection (b) above.

                 (d) With respect to Enhancements developed during the Term and owned by Licensee: (i) during the Term and only during the Term, Licensee shall have the right to utilize such Enhancements pursuant and subject to the terms of this Agreement (e.g., Licensee shall have the right to utilize Enhancements to Category I Technology in the same manner as Licensee is entitled to utilize Category I Technology under this Agreement); and (ii) Licensor shall have a perpetual, worldwide, royalty free license to exploit and use such Enhancements during the Term, subject to the terms of this Agreement and to Licensee's rights and licenses with respect to the applicable Category of Technology (including as set forth in Section 1.1 and 5.1 above), and at all times thereafter.

                 (e) With respect to Inventions arising during the Term and owned by Licensor, if Licensor at its discretion and election determines to offer to any party such Inventions for use in the [*] market, then Licensee shall be entitled to a right of first refusal to license and utilize such technology in the [*] market on mutually acceptable terms (which may include exclusive or non-exclusive license rights).

                 (f) With respect to Inventions arising during the Term and owned by Licensee, if Licensee at its discretion and election determines to offer to any party such Inventions in the [*] market or the [*] market, then Licensor shall be entitled to a right of first refusal to license and utilize such technology in such market(s) on mutually acceptable terms (which may include exclusive or non-exclusive license rights).

       7.4 NO USE OF NAME. Licensee shall not use any of the Intellectual Property Rights as a trade name, service mark, business name, trade style, or fictitious business name. Any unauthorized use shall inure solely to the benefit of Licensor, and such unauthorized use by Licensee shall not confer on Licensee any right, title or interest in the Intellectual Property Rights.

       7.5 REGISTRATION. Licensee shall not seek or obtain any registration of any of the Intellectual Property Rights or Licensed Technology in any name other than that of Licensor or participate directly or indirectly in such registration anywhere in the world without Licensor's prior written consent. Nothing in this Section 7.5 shall restrict Licensee's right to register intellectual property rights in Inventions or Enhancements which Licensee owns in accordance with Section 7 above. If Licensee has obtained or obtains in the future, in any country, any registered filed, recorded or other right, title or interest in any of the Intellectual Property Rights or the Licensed Technology, or in any other trademark or service mark owned by Licensor, Licensee has so acted or will act as an agent and for the benefit of Licensor for the limited purpose of obtaining such registrations and assigning the same to Licensor. Licensee shall execute any and all instruments deemed by Licensor, or its respective attorneys or representatives, to be necessary to transfer such right, title or interest to Licensor.

       7.6 [*]. During the Term and during the period occurring after the termination of this Agreement or the expiration of the Term under Section 2.2 hereof during which Licensee is permitted to continue selling Licensee Products that contain [*]

       7.7  INFRINGEMENT SUITS.

          7.7.1 SUITS BY LICENSOR. In connection with the use and exercise of Licensee's license rights hereunder, Licensee shall use its best efforts to detect any possible infringements, claims or actions in derogation of any Intellectual Property Rights by any third parties and shall inform Licensor promptly of any such infringement, claim or action; provided, however, that Licensor shall have the sole right to determine whether any action shall be taken on account of such infringement, claim or action and Licensee shall not take any action on account of such infringement, claim or action without the prior written consent of Licensor. If Licensor initiates any legal proceedings on account of any such infringement, claim or action, Licensee shall cooperate with and assist Licensor to the extent reasonably necessary to protect the Intellectual Property Rights, including without limitation, being joined as a necessary or desirable party to such proceedings. Licensor shall be entitled to retain all proceeds received upon settlement or from judgment awarded in any such suits.

          7.7.2 SUITS BY LICENSEE. If Licensee has provided written notice to Licensor, pursuant to Section 7.7.1 above, of a material actual infringement by a third party of one or more of the Patents [*] to this Agreement (the "Licensee Enforceable Patents") in the [*] field of use, then, within [*] of Licensor's receipt of such notice from Licensee, Licensor will notify Licensee as to whether Licensor will elect to pursue any action against the alleged infringer. If Licensor elects not to pursue any action against the alleged infringer, then Licensee may maintain, at Licensee's expense and, in the case of any proposed action against any third-party licensee of Licensor, upon receipt of Licensor's prior written approval (which shall not be unreasonably withheld in light of the interests of Licensor and Licensee and, in the event Licensee believes any such approval has been withheld unreasonably, the reasonableness of Licensor's decision to withhold approval shall be determined by arbitration following the procedures set forth in Schedule 13.7 hereto; provided that such arbitration shall be conducted on an expedited basis such that the proceeding before the arbitrator shall occur, and the arbitrator's written decision shall be issued, no later than [*] days after Licensee's request for arbitration), any appropriate suit, action or proceeding involving the infringement or misappropriation of such Licensee Enforceable Patents, in the [*] field of use, subject to the following restrictions: (a) Licensor must approve, in writing, the attorneys who will handle such suit, action or proceeding on behalf of Licensee, which approval shall not be unreasonably delayed or withheld; (b) Licensor may, at its option and expense, participate, through counsel of its choice, in any such suit, action or proceeding, and will receive full and complete disclosure from Licensee and its counsel of all materials and information that Licensee obtains or develops in connection with such suit, action or proceeding; and (c) any settlement of such suit, action or proceeding shall be subject to Licensor's prior written consent. Licensee shall be entitled to retain all proceeds received upon settlement or from judgment awarded in any such suits as prosecuted by Licensee and not by Licensor.

       7.8 INTELLECTUAL PROPERTY RIGHTS. Licensor represents and warrants that: (i) to Licensor's knowledge (without duty of inquiry), the Licensed Technology does not and will not infringe any valid and subsisting Patents or other intellectual property rights owned by any person other than Licensee or an affiliate of Licensee; (ii) Licensor has not received and is aware of no notice or allegation that any of the Licensed Technology infringes any third-party intellectual property rights; (iii) to Licensor's knowledge, Licensor owns or controls all rights in and to the Licensed Technology; and
(iv) to Licensor's knowledge, Licensor has the right to grant the licenses granted in this Agreement. If it is determined that Licensor does not have the right to use the Licensed Technology, or any portion thereof, upon receipt of written notice from Licensor, Licensee shall immediately refrain from selling the Licensee Products and, provided that Licensor has not breached its representations and warranties made under clauses (i), (ii),
(iii) and (iv) of this Section 7.8, Licensee shall have no claims against Licensor for damages caused by such cessation or termination or otherwise caused except as provided in Section 12.

       7.9 COPYRIGHTS. If Licensee, alone or with others, develops any written material pertaining to Licensee Products which include Licensed Technology or to the Licensed Technology, prior to its publication and dissemination, Licensor shall be provided a reasonable opportunity to review and approve such material, which approval shall not be unreasonably withheld.

       7.10 POWER OF ATTORNEY. During and for a period of two (2) years after the Term, each party agrees to execute such documents, render such assistance and take such other actions as the other party may reasonably request, to assist the requesting party to apply for, register, perfect, confirm and protect the requesting party's rights in the Licensed Technology, Inventions and Enhancements as set forth in this Agreement. Each party will assist the other in obtaining and enforcing Patents and other protection with respect to the Licensed Technology, Inventions and Enhancements in accordance with the ownership rights set forth in this Agreement in any and all countries during and after the Term. Neither party shall incur any expense with respect to any such assistance provided to the other party. If a requesting party is unable to secure the other party's signature to any lawful and necessary document that accurately reflects the ownership rights established under this Agreement, where such document is required to apply for, execute, perfect, enforce or protect any Patent or other rights with respect to any Licensed Technology, Invention or Enhancement, then the non-requesting party hereby designates and appoints the requesting party as its agent and attorney in fact to act for and on behalf of and instead of the non-requesting party to execute any such document and to take any such action in the name of the non-requesting party.

       7.11 CONFIDENTIAL INFORMATION. During and after the Term, Licensor and Licensee shall maintain in strict confidence and shall not disclose any Confidential Information. Licensor and Licensee shall take every reasonable precaution to protect the confidentiality of the Confidential Information of the other, consistent with the higher of:

(a) the standard of care which that party exercises with respect to its own Confidential Information; or (b) the standard of care that an ordinarily prudent business would exercise to protect its own Confidential Information. In any event, each party shall (i) disclose Confidential Information to (x) only those authorized employees of such party whose duties justify their need to know such information and who have been clearly informed of their obligation, and who have agreed in writing, to maintain the confidential and/or proprietary status of such Confidential Information; or (y) only those third parties required for the performance of a party's rights and obligations under this Agreement pursuant to a written confidentiality agreement at least as extensive as the confidentiality provisions of this Agreement; and (ii) use such Confidential Information only for the purposes set forth in this Agreement. The obligations set forth in this Section 7.11 shall not apply to any Confidential Information which must be disclosed pursuant to applicable federal, state or local law, regulation, court order, or other legal process. In addition, neither party shall disclose the terms of this Agreement to any third party without the express prior written consent of the other party other than to its attorneys and accountants or as may be required by law. If either party is required to disclose Confidential Information pursuant to applicable federal, state or local law, regulation, court order or other legal process or law, then prior to such disclosure, such party shall give notice to the other party so that the other party may take reasonable steps to oppose or limit such disclosure. The parties shall take reasonable steps to agree as quickly as possible in light of Licensor's requirements to determine what Licensor will disclose in any filings with the Securities and Exchange Commission, and in any event a party shall respond within 48 hours of such a proposed disclosure, with any failure to so respond to be deemed consent.

8.  NOTICE OF OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

       8.1 PROPRIETARY NOTICES. Licensee shall include Licensor's logo on Licensee Products that include Licensed Technology, in accordance with logo usage guidelines provided by Licensor. Licensee will determine the size and placement of Licensor's logo on such Licensee Products given the overall size and design of other markings on such Licensee Products. Licensee also will include with documentation that accompanies Licensee Products that include Licensed Technology all trademarks, trade names, logos, patent or copyright notices, confidential or proprietary legends or other notices or markings on or in the Licensed Technology.

       8.2 TRADEMARK LICENSE. Subject to the terms hereof, Licensor grants to Licensee a world-wide, limited license to use the Marks on Licensee Products that include Licensed Technology and in Licensee's advertising and printed materials for such Licensee Products. Licensee's license under this
Section 8.2 is [*] as to the use of the Marks in the [*] market to identify Category I Technology for so long as Licensee holds an exclusive license to such Licensed Technology, [*] as to the use of the Marks in the [*] market to identify Category II Technology for so long as the Licensee holds a [*] license, and non-exclusive as to the use of the Marks to identify Licensed Technology as to which Licensee does not hold exclusive rights. Licensee shall provide a notice of trademark status adjacent to and with the first or most prominent use of the Mark in such printed materials and include the respective legends adjacent to or as a footnote to the Mark as follows:

       --Mark is a trademark of Faroudja Laboratories, Inc., which may be registered in certain jurisdictions; and

       --such other symbols and notices as may be prescribed by Licensor from time to time

9.  ADVERTISING AND PUBLIC RELATIONS

       9.1 LICENSOR ADVERTISING AND PROMOTION. Licensor may as it deems appropriate advertise and promote the Licensed Technology but shall have no obligation to undertake any such advertising and promotion. Notwithstanding the foregoing, at Licensee's reasonable request, Licensor will make reasonable efforts to participate with Licensee in presentations by Licensee to the public and to potential customers of Licensee Products that include Licensed Technology.

       9.2 LICENSEE ADVERTISING AND PROMOTION; MINIMUM ADVERTISING AND PROMOTION EXPENDITURES. Licensee shall work with Licensor to establish the Licensee Products that include the Licensed Technology as a premium brand and products. So long as Licensee holds an exclusive license hereunder to any of the Licensed Technology, Licensee shall make the Minimum Advertising and Promotion Expenditures with respect to Licensee Products that include the Licensed Technology as set forth on Exhibit A. For purposes of this provision, costs associated with product packaging are not advertising or promotion expenditures. Not later than [*] after the end of each calendar quarter, Licensee shall provide to Licensor a report, certified by Licensee's Chief Financial Officer setting forth Licensee's actual advertising and promotion expenditures during the preceding calendar quarter, until such time as such expenditures reach the Minimum Advertising and Promotion Expenditures amount for the applicable year.

       9.3 PRIOR REVIEW. Licensee shall submit to Licensor for Licensor's review samples of all advertising and other promotional plans and materials that Licensee desires to use or is using to promote the Licensee Products to the extent the same includes any references to or descriptions of the Licensed Technology or Licensor prior to the publication or distribution of such materials.

       9.4 PUBLIC RELATIONS AND PRESS RELEASES. Licensee shall publicize the Licensee Products as a part of Licensee's general public relations efforts, including the participation by Licensor in new products "road show" presentations, as reasonably requested by Licensee or Licensor. Licensor agrees that Licensee shall have the right to make the first general announcement of this Agreement and the transactions contemplated hereby. In any event, neither party shall advertise, issue any press release or otherwise publish the fact that the parties have entered into this Agreement without the prior written consent of the other party, except as may be required by law. The parties shall use their best efforts to draft and issue a press release announcing the signing of this Agreement and each party may include the information included in such press release in subsequent advertisements, press releases or other publications without the other party's prior written consent, provided that such party includes proper attribution of the other party's name. Following the issuance of such press release, Licensor may refer to Licensee as Licensor's customer in Licensor's sales and marketing materials and presentations.

10.  TERMINATION

       10.1 TERMINATION FOR CAUSE. In the event of a material breach by Licensor or Licensee (including any subsidiary set forth on Schedule 1.1-B) of this Agreement, the non-breaching party may give written notice of the breach to the breaching party and specify a reasonable period of time of not less than thirty (30) days and not more than sixty (60) days within which the breaching party is to cure the breach. As used in this Section 10.1, a "reasonable period of time" for curing a breach shall be determined based upon commercial circumstances existing at the time of the breach and the commercially reasonable time necessary to cure such breach, but in any event shall not be more than thirty (30) days with respect to the cure of any payment default. If the breach is not cured within the specified period, the non-breaching party may terminate this Agreement effective upon written notice to the breaching party.

       10.2 TERMINATION UPON BANKRUPTCY INSOLVENCY OR DISSOLUTION. Upon the insolvency, bankruptcy, or dissolution of Licensee (other than a subsidiary), or the assignment or sale or other disposition of a substantial portion of its assets for the benefit of creditors, this Agreement shall immediately and automatically terminate. Upon the insolvency, bankruptcy, or dissolution of any subsidiary listed on Schedule 1.1-B, or the assignment or sale or other disposition of a substantial portion of its assets for the benefit of creditors, the license granted to that subsidiary under Section 1.1 shall immediately and automatically terminate.

       10.3 EFFECTS OF TERMINATION. Upon any termination of this Agreement in accordance with its terms:

          10.3.1 Any indebtedness of Licensee to Licensor shall become immediately due and payable and Licensor may retain as security or apply as payment against any such indebtedness any Licensee Products of Licensee in the possession of Licensor.

          10.3.2 Licensor shall not be liable to Licensee, either for compensation or for damages of any kind, whether on account of loss by Licensee or any other person, of present or prospective profits on present or prospective sales, investments or goodwill resulting from Licensor's termination of this Agreement in accordance with its terms.

          10.3.3 Except as otherwise permitted under Section 2.2, Licensee immediately shall discontinue to manufacture, promote, distribute or sell in any manner the Licensee Products and shall discontinue the use of the Licensed Technology, and any signs, equipment, certificates, advertising or promotional materials, stationery, forms and any other articles or materials, that display or refer to Licensed Technology.

          10.3.4 Each party shall continue to maintain in confidence any and all Confidential Information, and, within five (5) days after such termination, except as otherwise permitted under Section 2.2, will return to the other party, at the returning party's expense, all packaging, promotional or advertising materials or other materials and documents relating to the Licensee Products, Licensed Technology or any Confidential Information and certify to the other party that the certifying party has complied with all of its obligations with respect to Confidential Information under this Agreement.

       10.4  SURVIVAL.  Sections 7.1-7.3, 7.5, 7.6, 7.7.2, 7.10, 7.11, 10.3,
10.4, 11, 12 (provided that the indemnification obligations of Licensor under Section 12 shall not survive termination based upon Licensee's breach) and 13 shall survive the expiration or earlier termination of this Agreement.

11.  DISCLAIMER OF WARRANTY

       11.1 LIMITED WARRANTY. Except as set forth in Section 7.8 above, the Licensed Technology is delivered to Licensee on an "as is" basis. LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE LICENSED TECHNOLOGY OR ANY OTHER MATERIALS OR SERVICES PROVIDED TO LICENSEE UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. LICENSOR SPECIFICALLY DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY IS COMPLETE, ERROR-FREE OR SUFFICIENT FOR THE MANUFACTURING AND SALE OF LICENSED PRODUCTS.

       11.2 NO LICENSOR WARRANTIES TO CUSTOMERS; LIABILITY DISCLAIMER. To the extent that Licensee makes any warranty to its customers with respect to the Licensee Products, such warranty shall be made solely for Licensee's account and shall not bind Licensor.

12.  INDEMNIFICATION AND LIMITATION ON LIABILITY

       12.1 LICENSOR INDEMNITY FOR LICENSED TECHNOLOGY. Subject to the limits of liability in this Section 12 and so long as Licensee is not in material breach of its obligations hereunder, Licensor shall indemnify and defend Licensee, and hold Licensee harmless against direct (but not consequential or incidental) damages awarded in favor of any third party, against any claim, suit or proceeding (collectively, "Claim") brought against Licensee to the extent that such Claim is based on a breach of one or more of Licensor's warranties under Section 7.8 above or any claim that any Licensed Technology constitute a direct infringement of any patent or any mask work, copyright or trade secret issued or protected under the laws of the United States or under the laws of a country similar to those of the United States, and Licensor shall pay all damage and costs (including attorney's fees) awarded by final judgment (from which no appeal may be taken) or settlement against Licensee, subject to the conditions set forth in Section 12.3 below. During the pendency of any Claim, Licensee shall have no right of offset or deduction against its obligations to make payment of License Fees and Minimum Annual License Fees under this Agreement.

       12.2 EXCEPTIONS AND CROSS-INDEMNITY. Licensor shall have no liability to or for any Claim alleging infringement or misappropriation based upon (a) Licensor's compliance with Licensee's instructions, drawings, designs or functional specifications; (b) any use of the Licensed Technology in a manner other than as specified by Licensor; (c) any use of the Licensed Technology in combination with other products equipment, devices, software, systems, data or services not supplied by Licensor to the extent that such Claim is directed against such combination, (d) any representation or warranty by Licensee to its customers with respect to the Licensee Products except to the extent that such representation or warranty was made by Licensee consistent with its rights and licenses under this Agreement, or (e) any alteration or modification of the Licensed Technology by anyone other than Licensor. In the event of an infringement or misappropriation action or claim against Licensor which is based on any of the circumstances or conduct described in the preceding sentence, Licensee shall at its own expense defend such Claim, and Licensee shall pay any and all damages and costs finally awarded against Licensor in favor of a third party in connection with such Claim, or those damages and costs agreed in any monetary settlement or compromise of such action, subject to the conditions set forth in Section 12.3 below.

       12.3 INDEMNIFICATION PROCEDURES. If either party receives any Claim or is subject to any Claim as to which it is entitled to be indemnified by the other party under Section 12.1 or 12.2 above, such indemnified party shall promptly notify the indemnifying party in writing of such Claim. The indemnifying party shall defend or settle such Claim and satisfy any final judgments rendered against the indemnified party, provided that the indemnifying party shall have sole control of the defense or settlement of the Claim, and the indemnified party shall provide all reasonable assistance requested by the indemnifying party, at the indemnifying party's expense.
If, in the reasonable
judgment of the indemnified party, its interests diverge from the interests of the indemnifying party, the indemnified party may assume control of and conduct such defense at its own expense; provided, however that the indemnifying party shall have no liability for damages or losses attributable to such defense. The indemnified party may, at any time, participate at its own expense, in the defense of the claim through counsel of its choice. Neither party shall settle any such action without first obtaining the other party's written consent thereto, which consent shall not be unreasonably withheld.

       12.4 REMEDIES. If any Licensed Technology supplied by Licensor to Licensee shall be held to directly infringe any third party patent issued or protected as of the date hereof or any mask work, copyright, trade secret or other proprietary right, issued under the laws of the United States or the laws of a country similar to those of the United States, and the use of same is enjoined, or if Licensor believes such a holding is likely. Licensor shall either: (i) procure for Licensee the right to use such Licensed Technology free of liability for infringement; or (ii) replace (or modify) the Licensed Technology with a non-infringing substitute otherwise complying substantially with all the requirements of this Agreement; or (iii) if neither of the foregoing alternatives is commercially feasible, to terminate the Agreement and, in such event, Licensor's sole obligation and liability, in addition to the obligations set forth in this Section 12, shall be to refund to Licensee any unrecouped License Fees paid by Licensee with respect to Licensee Products containing or based on the infringing Licensed Technology.

       12.5 DISCLAIMER. THE FOREGOING SECTIONS 12.1 - 12.4 AND SECTION 12.6 BELOW STATE THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES FOR INFRINGEMENT CLAIMS AND ACTIONS, WHETHER DIRECT OR CONTRIBUTORY.

       12.6 LIMITATION OF LIABILITY. EXCEPT FOR LICENSEE'S LIABILITY FOR PAYMENTS OF LICENSE FEES DUE AND OWING UNDER THIS AGREEMENT, EACH PARTY'S AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH LIABILITY (WHETHER IN CONTRACT, TORT OR OTHERWISE), AND INCLUDING ANY LIABILITY UNDER SECTION 12, SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID, AS OF THE DATE OF FINAL DISPOSITION OR RESOLUTION OF THE CLAIM, BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR A BREACH OF EITHER PARTY'S OBLIGATIONS WITH RESPECT TO SECTION 7.11. THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY'S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATIONS.

13.    GENERAL

       13.1 EQUITABLE RELIEF. Licensor and Licensee acknowledge that there may be no adequate remedy at law for its failure to comply with terms of this Agreement relating to the obligations under Section 4.2, Licensee's obligation to cease the manufacture, sale, advertisement, promotion or distribution of the Licensee Products upon termination of this Agreement, Licensor's and Licensee's obligations with respect to the limited use and the rights to future use of Licensed Technology, Inventions and Enhancements, and the obligation to maintain the confidentiality of Confidential Information. Accordingly, if either party fails to comply with such terms of this Agreement or other terms the breach of which may not have an adequate remedy at law, the other party shall have the right to have any such breach remedied by equitable relief by way of a temporary restraining order, preliminary injunction, permanent injunction, and such other alternative relief as may be appropriate.

       13.2 ASSIGNMENTS; SUCCESSORS AND ASSIGNS; SUBSIDIARIES. No right or obligation of either party under this Agreement may be assigned, delegated or otherwise transferred, whether by agreement, operation of law or otherwise without the express prior written consent of the other party, except pursuant to a merger, sale of all or substantially all assets, disposition of all or substantially all of the assigning party's business with respect to the Licensed Technology or other corporate reorganization, other than any of the foregoing effected in connection with an insolvency, bankruptcy or like proceeding, and any attempt to otherwise assign, delegate or otherwise transfer any rights or obligations hereunder, without such consent, shall be void. Subject to the preceding sentence, this Agreement shall bind each party and its permitted successors and assigns and all representations, warranties, covenants and agreements of the parties shall inure to the benefit of and bind their respective successors and permitted assigns. To the extent any subsidiary of Licensee is a licensee hereunder, it shall have all the rights, benefits and obligations of the Licensee hereunder, and, subject to Section 1.1: (a) each such subsidiary, together with Licensee, shall be jointly and severally liable for all of the obligations of the Licensee hereunder, and (b) Licensor may enforce its rights and remedies hereunder against any one or more of Licensee or such subsidiaries as Licensor may, in its sole discretion, deem appropriate, irrespective of which of Licensee or such subsidiaries has breached the terms.

       13.3 NOTICES. Any notice, request, demand, or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee (i) if personally delivered;
(ii) three (3) days after deposit in the mails if mailed by certified or registered air mail, postage prepaid; (iii) twenty-four (24) hours after being sent by facsimile with confirmation sent as provided in (ii) above; or
(iv) twenty-four (24) hours after being sent by commercial overnight mail, addressed as follows, and in the case of facsimile transmission, to the appropriate facsimile number shown below:

  To Licensor:     FAROUDJA LABORATORIES, INC.
                     750 Palomar Avenue
                     Sunnyvale, California  94086
                     Attention: Chief Executive Officer
                     Facsimile No:  408.735.8571

  With a copy to:  BUCHALTER, NEMER, FIELDS & YOUNGER
                     601 S. Figueroa St., Suite 2400
                     Los Angeles, California  90017
                     Attention:  Matthew Kavanaugh
                     Facsimile No:  213.896.0400

  To Licensee:     S3 INCORPORATED
                     2801 Mission Boulevard
                     Santa Clara, California  95052-8058
                     (or if by overnight courier, 95054)
                     Attention: Director of Legal Affairs
                     Facsimile No:  408.980.5444

  With a copy to:  PILLSBURY MADISON & SUTRO LLP
                     2700 Sand Hill Road
                     Menlo Park, California  94025
                     Attention:  Marina H. Park
                     Facsimile No:  415.223.4545

or to such other address or facsimile number as from time to time may be given in the manner permitted above.

       13.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Licensor or Licensee, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

       13.5 SEVERABILITY. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to be modified to the minimum extent necessary to cause it to be valid and enforceable and the invalidity or unenforceability of such provision prior to such modification shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity or unenforceability shall remain in full force and effect.

       13.6 AMENDMENT AND MODIFICATION. This Agreement may not be amended or modified orally. This Agreement may be amended or modified only by a writing executed by all parties.

       13.7 GOVERNING LAW AND ARBITRATION. The parties agree that this Agreement is executed and delivered in the State of California. This Agreement shall be construed and governed in accordance with the internal laws of the State of California, without regard to conflict of law principles. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in Santa Clara, California in accordance with the rules of the American Arbitration Association and the procedures set forth in Schedule 13.7; PROVIDED that the foregoing shall not prevent either party from seeking provisional relief, including equitable relief under Section 13.1.

       13.8 ENTIRE AGREEMENT. This Agreement, together with the Non-Disclosure Agreement between Licensor and Licensee (erroneously referred to as S3 Corporation) dated as of October 10, 1996, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements relating to the subject matter hereof.

       13.9 GOVERNMENT APPROVALS AND REGISTRATIONS. In the event that any approvals with respect to this Agreement or any registration hereof is required, initially or at any time during the term of this Agreement, Licensee shall obtain such approvals and make such registrations; and any costs, expenses, fees or charges associated therewith shall be borne by Licensee.

       13.10 AUTHORITY TO MAKE AGREEMENT. Each party warrants and represents that it has the power to enter into this Agreement and perform in accordance with the provisions hereof and that the execution and performance of the Agreement has been duly and validly authorized in accordance with all applicable laws and governing instruments.

       13.11 NO WAIVER. No waiver of any breach of any of the provisions of this Agreement shall be construed to be a waiver of any other breach of the same or any other provision.

       13.12 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement or any Exhibit, Annex or Schedule hereto, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

       13.13 EXHIBITS, ANNEXES AND SCHEDULES. The definitions and provisions set forth on Exhibit A and the Annexes and Schedules attached hereto are incorporated herein and made a part of this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    "Licensor"

                                    FAROUDJA LABORATORIES, INC.,
                                    a California corporation


                                    By /s/ MICHAEL MOONE
                                       -------------------------------------
                                       Title:  President, CEO


                                    "Licensee"

                                    S3 INCORPORATED,
                                    a Delaware corporation


                                    By /s/ GARY JOHNSON
                                       -------------------------------------
                                       Title:  President and CEO

                                    EXHIBIT A

                                GLOSSARY OF TERMS


       As used in the foregoing Agreement, the following terms shall have the meanings as defined below:

       [*] means a video processing integrated circuit or portion thereof which processes and enhances a non-interlaced computer image for display on an interlaced television using an [*]

       "Average Selling Price" means the weighted average selling price, based on the invoice price less discounts, of Licensee Products that include Licensed Technology, sold by Licensee during the applicable calendar quarter.

       "Category I Technology" is the technology described as the [*] as set forth in Section B of ANNEX I.

       "Category II Technology" is the technology described as the [*] as set forth in Section A of ANNEX I.

       "Confidential Information" means all of the terms and provisions of the Agreement, this Exhibit and the Annexes and Schedules to the Agreement, and any data or information disclosed under the Agreement (whether written, oral or graphical) that relates to the disclosing party's products, technology, research, development customers or business activities, and which is confidential or proprietary or a trade secret of the disclosing party if any such other information is disclosed in a tangible form it is labeled as confidential or proprietary, or if provided orally, is identified as confidential or proprietary at the time of disclosure with a written summary of the confidential information that identifies such information as "confidential or proprietary" provided to the recipient within ten (10) days of the oral disclosure. Confidential Information shall not include any information, data or material which: (a) the disclosing party expressly agrees in writing is free of any non-disclosure obligations; (b) at the time of disclosure to the receiving party was known to the receiving party (as evidenced by documentation in the receiving party's possession) free of any non-disclosure obligations; (c) is independently developed by the receiving party (as evidenced by documentation in the receiving party's possession); (d) is lawfully received by the receiving party, free of any non-disclosure obligations, from a third party having the right to so furnish such Confidential Information; or (e) is or becomes generally available to the public without any breach of this Agreement or unauthorized disclosure of such Confidential Information by the receiving party.

       "Consumer Electronics" means [*] (commonly referred to as [*]) which are capable of utilizing an integrated circuit which employs both Licensed Technology and Licensee's 3D Graphics Technology (other than Licensed Technology), including, without limitation, [*] systems, [*] With respect to sales into the Consumer Electronics market, in the aggregate, Licensee Products must include enough 3D Graphics Technology and additional features as appropriate such that the overall product consists of more of Licensee's technology, circuits and die area than those which represent the Licensed Technology.

       "Cost of Goods Sold" means Licensee's direct costs for the Licensee Products, as applicable and as are consistent with generally accepted accounting principles. Direct costs consist of Licensee's costs for wafer, packaging and testing, together with manufacturing overhead. The manufacturing overhead allocated to the direct cost of Licensee Products shall be calculated as a pro rata percentage of Licensee's total manufacturing overhead for the applicable calendar quarter, based on the total dollar volume of the particular Licensee Product(s) divided by the total dollar volume of all Licensee Products that are subject to manufacturing overhead.

       "Decoders" means [*].

       "Development Work" means work done by Licensor specifically for Licensee's applications.

       "Economic Terms" means all terms and conditions with respect to license fees, advances on license fees, volume commitments, payment of development fees, marketing and advertising expenditure commitments, and support obligations and term of agreement.

       "Encoders" means [*].

       "Enhancement" means: (i) new technology or know-how covered by a claim or claims of a Patent which is a part of the Licensed Technology; (ii) any continuation-in-part of a Patent which is a part of the Licensed Technology; or
(iii) an improvement in know-how which is directly related to the Licensed Technology.

       "Exclusive-Licensed Technology" means the Licensed Technology subject to an exclusive license in favor of Licensee pursuant to Schedule 1.1

       "Expiration Date" means December 31, 2001 or the earlier termination of the Agreement.

       "Gross Profit Margin" means the Average Selling Price of Licensee Products that include Licensed Technology sold by License during the applicable calendar quarter less the Cost of Goods Sold for such products together with other cost-of-goods-sold deductions taken consistent with generally accepted accounting principles.

       "Intellectual Property Rights" means all of Licensor's copyrights, trade secrets, patents, mask works and other intellectual property rights which are owned by or licensed to Licensor at any time during the Term which are necessary for the manufacture, use, sale or support of the Licensed Technology in the uses licensed under the Agreement, but excluding trademarks, service marks, trade names and other product, service or company identifiers.

       "Invention" means: (i) any Patent which is related to line doubling for video display and video enhancement which is not a part of the Licensed Technology; or (ii) any technology which is deemed to be patentable by both Licensor and Licensee and is not a part of the Licensed Technology and which is related to line doubling for video display and video enhancement.

       "License Fee" means the quarterly license fees payable by Licensee to Licensor as set forth on ANNEX II.

       "Licensee Products" means any Licensee integrated circuit products.

       "Licensed Rights" means collectively the Licensed Technology and Marks.

       "Licensed Technology" means the Patents set forth on ANNEX III and technology and know-how which Licensor owns or to which Licensor hold licenses and is directly related to the application of such Patents to the licensed uses of Licensee under the Agreement, but which in any event excludes technology and know-how related [*]

       "Marks" means those trademarks and/or service marks set forth on ANNEX IV attached hereto and incorporated herein by this reference; PROVIDED, HOWEVER, that the appearance and/or style of the Marks may vary from time to time as specified by Licensor in its sole discretion without affecting this Agreement.

       "Minimum Advertising and Promotion Expenditures" means the minimum annual advertising and promotion expenditures required to be made by Licensee with respect to Licensee Products which include Licensed Technology, as set forth on ANNEX V. Such expenditures must be of a nature intended to directly publicize and promote the Licensee Products that include Licensed Technology, the Marks or the Licensed Technology and shall not include any expenditures for advertising and promotion of Licensee generally or for other Licensee Products unless the Marks or the name of Licensor is also referenced therein.

       "Minimum Annual License Fee Payments" means the minimum annual license fee payments as set forth on ANNEX VI.

       "Non-MS" means computer systems integrating a microprocessor running third-party application software with an operating system sold or licensed by an entity other than Microsoft Corporation, including but not limited to current and future versions of Apple Corporation's Macintosh operating system, the Sun Microsystems' Unix or Solaris operating systems, or IBM's OS/2 operating system, which are capable of utilizing an integrated circuit which employs both Licensed Technology and Licensee's 3D Graphics Technology (other than Licensed Technology), but does not include PC systems; [*] Licensee Products must include enough 3D Graphics Technology and additional features as appropriate such that the overall product consists of more of Licensee's technology, circuits and die area than those which represent the Licensed Technology.

       "Patents" means any and all issued United States patents and filed United States patent applications, including any divisions, substitutions, continuations, continuations-in-part, reissues, reexaminations, or extensions thereof, and all corresponding foreign patents and patent applications filed or issued in any country prior to the termination of this Agreement.

       "PC" means personal computer systems integrating a microprocessor running third-party applications software with x86, RISC or other architecture, and executing a Microsoft (or Microsoft compatible) operating system which are capable of utilizing an integrated circuit which employs both Licensed Technology and Licensee's 3D Graphics Technology (other than Licensed Technology); [*] With respect to sales into the PC market, in the aggregate, Licensee Products must include enough 3D Graphics Technology and additional features as appropriate such that the overall product consists of more of Licensee's technology, circuits and die area than those which represent the Licensed Technology.

       "3D Graphics Technology" means the graphics acceleration and system interface functions implemented by Licensee in Licensee Products that include the Licensed Technology. Examples of such functions which may be included are [*] In the aggregate, Licensee Products will include enough of the above features and additional features as appropriate such that the overall product consists of more of Licensee's technology, circuits and die area than those which represent the Licensed Technology.

       "Video Display and Enhancement Integrated Circuits" means integrated circuits which perform [*].

                                  ANNEX I

                       CATEGORY I AND II TECHNOLOGY


       A. CATEGORY II TECHNOLOGY: [*] - [*] uses an [*]. The scan conversion is performed free of motion artifacts and provides better diagonal transition performance than comparable line doublers. [*] improves the clarity of the picture by restoring the Chroma and Luminance levels to their full bandwidth. This gives the effect of a three dimensional like picture since the enhanced background details improve the depth of picture, further described in ANNEX III. The foregoing product includes the Licensed Technology listed in Section A of ANNEX III to the Agreement.

       B. CATEGORY I TECHNOLOGY:  [*] - Includes all of the functions of
[*] with the addition of [*], additional [*] and [*] and a [*]. This is equivalent to the scan conversion performed in the LD 200 combined with the digital filter, further described in ANNEX III. The foregoing product includes the Licensed Technology listed in Section B of ANNEX III to the Agreement.



                                   Annex I
                                      1

                                  ANNEX II

                                LICENSE FEES


Licensee's [*] on [*] of                 Percentage of [*] of Licensee Products
include Licensed Technology              that include Licensed Technology
---------------------------              ---------------------------------

  Less than 30%                                      [*]

  Greater than or equal to 30%
  but less than 35%                                  [*]

  Greater than or equal to 35%
  but less than 40%                                  [*]

  Greater than or equal to 40%
  but less than 45%                                  [*]

  Greater than or equal to 45%
  but less than 50%                                  [*]

  Greater than or equal to 50%
  but less than 55%                                  [*]

  Greater than or equal to 55%                       [*]



                                 Annex II
                                     1

                                ANNEX III

                             LICENSED PATENTS

A.     FAROUDJA TECHNOLOGY (CATEGORY II TECHNOLOGY)

       1.   U.S. PATENTS

            Description          Patent No.          Date
            -----------          ----------          ----

            [*]

       2.   FOREIGN PATENTS

            Description          Patent No.       US Patent        Date
            -----------          ----------       ---------        ----

            [*]


       3.   FOREIGN PATENT APPLICATIONS

                                                  Application
            Description          Country            Number
            -----------          -------          -----------

            [*]

B.     FAROUDJA PRO (CATEGORY I TECHNOLOGY)

       1.   U.S. PATENTS

            Description                   Patent No.          Date
            -----------                   ----------          ----

            [*]

       2.   U.S. PATENTS PENDING

                                 Patent
            Description          Application No.
            -----------          ---------------

            [*]

       3.   FOREIGN PATENTS

            Description          Patent No.       US Patent        Date
            -----------          ----------       ---------        ----

            [*]



                                    Annex III
                                        1

       4.   FOREIGN PATENT APPLICATIONS

                                 Patent
            Description          Application No.
            -----------          ---------------

            [*]



                                    Annex III
                                        2

                                    ANNEX IV

                                     MARKS


                              Faroudja to provide




                                   Annex IV
                                       1

                                    ANNEX V

              MINIMUM ADVERTISING AND PROMOTION EXPENDITURES


Calendar Year         Minimum Advertising and Promotion Expenditures
-------------         ----------------------------------------------

  [*]


                                   Annex V
                                       1

                                  ANNEX VI

                             [*] LICENSE FEES


  Calendar Year            Minimum License Fee
  -------------            -------------------

  [*]

__________________
[*]

       In consideration of Licensee's purchase of Site License and video processing development system, Licensee will receive a credit of [*] to Licensee's cumulative account for pre-paid license fees, but such credit does not reduce Licensee's obligation to make payments of Minimum License Fees for 1997 and thereafter.

       If, at any time, Licensee elects to convert its exclusive license to a non-exclusive license or if Licensee's license otherwise converts to a non-exclusive license pursuant to the terms of this Agreement, then Licensee will have no further obligation to pay Minimum License Fee Payments, including any additional amounts that would otherwise be due for the year in which such conversion occurs. All payments of Minimum License Fees shall be cumulative, and amounts due as License Fees shall first be offset against the cumulative total of Minimum License Fee Payments previously made.

       For example, if during 1996 Licensee paid [*] in Minimum License Fee Payments and after the first quarter of 1997 Licensee paid [*] in Minimum License Fee Payments, then if during the second quarter of 1997 Licensee sold 200,000 units of Licensee Products with Licensed Technology [*] of [*] and an [*], then Licensor would be entitled to receive from Licensee the License Fees calculated as follows:

       [*]

Licensee would then be required to pay the next quarterly installment of [*], but also would be entitled to offset the [*] License Fee payment obligation against the previously prepaid Minimum License Fees such that the cumulative Minimum License Fees would be reduced from [*] to [*]

       If the License Fee for the second quarter of 1997 were [*] (instead of [*] as in the example above), then Licensee would be required to pay the next quarterly installment of [*], but also would be entitled to offset the [*] License Fee against the entire prepaid Minimum License Fees (which after payment of the [*] installment for the second quarter of 1997 would total [*]) and the result of such offset would be that



                                    Annex VI
                                        1

Licensee would not owe any additional License Fees with respect to the second quarter of 1997.




                                    Annex VI
                                        2

                                 SCHEDULE 1.1-A


EXCLUSIVE AND SEMI-EXCLUSIVE LICENSE:

       During the Term, Licensee shall have an exclusive license as to the Licensed Technology employed with the Category I Technology [*] so long as each and all of the following are satisfied: (a) commencing as of December 31, 1997, and measured as of each December 31 thereafter, Licensee shall have achieved and maintained [*], as determined on December 31, 1997, 1998, and 1999, and [*] as determined December 31, 2000 and 2001, market share by dollar amount of the [*] as determined using Mercury Research data (or if not available, comparable data); (b) Licensee shall have paid when due the Minimum License Fee payment applicable to each quarter during the 12 month period then ended; and [*]. In addition, so long as the foregoing three conditions are satisfied, [*]. In the event that any of such conditions are not satisfied, the foregoing [*] and delivery by the electing party to the other of written notice, [*]

NON-EXCLUSIVE LICENSE:

       During the Term, Licensee shall have a non-exclusive license as to the Licensed Technology employed with the Category I Technology and Category II Technology [*]. As provided above in this Schedule 1.1, in the event the conditions for the exclusive and semi-exclusive licenses are not satisfied, upon either of the Licensor's or Licensee's election such licenses shall become non-exclusive.


                                  Schedule 1.1-A
                                        1

                                 SCHEDULE 1.1-B


                      Majority-Owned Subsidiary Licensees


  S3 Japan
  S3 Germany
  S3 India



                                  Schedule 1.1-B
                                        1

                                  SCHEDULE 13.7

                              ARBITRATION PROCEDURES


  (a) CLAIMS OR CONTROVERSIES SUBJECT TO ARBITRATION. Any claim or controversy between or among the parties to this Agreement and any and all ancillary and related documents, amendments, renewals and substitutions thereto (collectively, the "Subject Documents"), (ii) any negotiations, correspondence or communications relating to any of the Subject Documents, whether or not incorporated into the Subject Documents or any indebtedness evidenced thereby,
(iii) the administration and management of the Subject Documents and the transactions thereunder, and (iv) any alleged agreements, promises, representations or transactions in connection therewith, including but not limited to any claim or controversy which arises out of or is based upon an alleged tort, shall, at the written request of any party, be determined by binding arbitration. The arbitration shall be conducted in accordance with Title 9 of the California Code of Civil Procedure sections 1280 ET. SEQ. (the "California Arbitration Act") and under the Commercial Rules of the American Arbitration Association (the "AAA"). IN CONNECTION WITH SUCH ARBITRATION, THE PARTIES HEREBY EXPRESSLY, INTENTIONALLY AND DELIBERATELY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE TO TRIAL BY JURY OF SUCH CLAIM OR CONTROVERSY.

  (b) SELECTION OF ARBITRATOR. Within thirty (30) days after written demand, or within thirty (30) days after commencement by any party of any lawsuit subject to these arbitration provisions, a single neutral arbitrator will be selected pursuant to the Commercial Rules of the AAA. However, the arbitrator selected must be a retired state or federal court judge with at least five years of judicial experience in civil and commercial transaction matters. In the event that the selection pursuant to the Commercial Rules of the AAA does not result in the appointment OF a single neutral arbitrator within thirty (30) days, any such party may petition the court to appoint a single neutral arbitrator who is a retired state or federal court judge with at least five years of judicial experience in civil matters ("Arbitrator"). The parties shall equally bear the fees and expenses of the Arbitrator unless the Arbitrator otherwise provides in the award.

  (c) POWERS OF AND LIMITATIONS ON THE ARBITRATOR. The Arbitrator shall have the powers provided by the California Arbitration Act and the Commercial Rules of the AAA except as provided in these arbitration provisions, including without limitation the following:

       (1) The Arbitrator shall determine all challenges to the legality and/or enforceability of the Agreement, including these arbitration provisions.


                                  Schedule 13.7
                                        1

       (2) The Arbitrator shall apply the rules of evidence to the same extent as they would be applied in a court of law.

       (3) The Arbitrator shall give effect to all legal and equitable defenses in determining any claim or controversy, including without limitation statutes of limitation, the statute of frauds, waiver and estoppel.

       (4) A party may not conduct discovery unless the Arbitrator grants such party leave to do so upon a showing of good cause, provided that limited discovery may be conducted as mutually agreed by the parties or as otherwise ordered by the Arbitrator. All discovery shall be completed within ninety (90) days after the appointment of the Arbitrator. The Arbitrator shall limit discovery to non-privileged material that is relevant to the issues to be determined by the Arbitrator.

       (5) The AAA shall determine the time of the hearing and shall designate its location in the city of Santa Clara, San Francisco, or San Jose, California, based upon the convenience of the Arbitrator, the parties and any witnesses. However, such hearing shall be commenced within thirty (30) days after completion of discovery, unless the Arbitrator grants a continuance upon a showing of good cause by any party. At least seven (7) days before the date set for such hearing, the parties shall exchange copies of exhibits to be offered as evidence, and lists of the witnesses who will testify, at such hearing. Once commenced, the hearing shall proceed day to day until completed, unless the Arbitrator grants a continuance upon a showing of good cause by any party. Any party may cause to be prepared, at its expense, a written transcription or electronic recording of such hearing.

       (6) Any award by the Arbitrator shall be set forth in a written decision supported by findings of fact and conclusions of law which the Arbitrator shall deliver to the parties concurrently with such award.

       (7)  The award of the Arbitrator may include equitable relief.

       (8)  The Arbitrator may not award punitive damages.

       (9) The Arbitrator shall have the power to award reasonable attorneys' fees (including a reasonable allocation for the costs of in-house counsel) and costs to the prevailing party.


                                  Schedule 13.7
                                        2

       (10) The provisions of California Civil Code Sections 47 ET. SEQ. shall apply to the arbitration to the same extent as they would apply to a judicial proceeding subject to such provisions.

       (11) The laws of the State of California shall govern the arbitration pursuant to these arbitration provisions.

  (d) PROVISIONAL REMEDIES. No provision of these arbitration provisions shall limit the right of any party to obtain or oppose injunctive, provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the arbitration. The exercise of, or opposition to, any such remedy does not waive the right of any party to arbitration pursuant to the Agreement.

  (e) MISCELLANEOUS. Judgment upon the award of the Arbitrator may be entered in any court of competent jurisdiction. In the event that multiple claims are asserted, some of which are found not subject to these arbitration provisions, the parties agree to stay the proceedings of the claims not subject to these arbitration provisions until all other claims are resolved in accordance with these arbitration provisions. In the event that claims are asserted against multiple parties, some of whom are not subject to these arbitration provisions, the parties agree to sever the claims subject to the arbitration provisions and resolve them in accordance with these provisions.



                                  Schedule 13.7
                                        3